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                     September 21, 2022

       Francesco Draetta
       Chief Financial Officer
       Omega Alpha SPAC
       888 Boylston Street, Suite 1111
       Boston , MA 02199

                                                        Re: Omega Alpha SPAC
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Form 10-Q for the
quarter ended June 30, 2022
                                                            File No. 001-39840

       Dear Francesco Draetta:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction